UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 21, 2015

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805
(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949
(Address of Principal Executive Offices)	(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2015, the Board of Directors (the “Board”) of PRGX Global, Inc. (the “Company”) elected William F. Kimble as a Class III director, to serve until the Company’s next annual meeting of shareholders to be held later in 2015. It is expected that Mr. Kimble will join the Company’s Audit Committee. The Board has determined that Mr. Kimble meets all applicable independence standards, including the Nasdaq independence requirements.

Mr. Kimble served as KPMG’s Office Managing Partner of the Atlanta office and Managing Partner – Southeastern United States, where he was responsible for the firm’s audit, advisory and tax operations from 2009 until his retirement in early 2015. Mr. Kimble was also responsible for moderating KPMG’s Audit Committee Institute (ACI) and Audit Committee Chair Sessions. Mr. Kimble had been with KPMG or its predecessor firm (Peat, Marwick, Main & Co.) since 1986. During his tenure with KPMG, Mr. Kimble held numerous senior leadership positions, including Global Chairman for Industrial Markets. Mr. Kimble also served as KPMG’s Energy Sector Leader for approximately 10 years and was the executive director of KPMG’s Global Energy Institute.

Mr. Kimble brings many years of international business experience to the Board, having acquired knowledge of the needs and inner workings of global companies and having developed a multinational business perspective through his work at KPMG. Mr. Kimble also brings to the Board a broad knowledge of the most current and pressing audit issues faced by public companies today.

There is no arrangement or understanding between Mr. Kimble and any other person pursuant to which Mr. Kimble was elected as a director of the Company. There are no related party transactions between Mr. Kimble and the Company reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums Senior Vice President, Secretary and General Counsel

Dated: April 23, 2015